EXHIBIT 99.1

News Release

Contact: Investor Relations
Phone: (713) 324-4755
Email: xjtinvestor@expressjet.com

EXPRESSJET REPORTS AUGUST 2006 PERFORMANCE

HOUSTON, Sept. 1, 2006 – ExpressJet Holdings (NYSE: XJT) today announced increased traffic and capacity in August 2006 for its Continental Express operating fleet.

During the month, ExpressJet revenue passenger miles (RPMs) totaled 956 million, up 12.4 percent over August 2005, and available seat miles (ASMs) increased by 9.9 percent compared with August 2005.  ExpressJet's August load factor was 78.1 percent, a 1.7 point increase over August 2005.  The company flew 83,941 block hours, compared with 76,953 block hours in August 2005, and operated 45,178 departures, versus 41,293 departures in August 2005.

            Also in August 2006, ExpressJet operated at a 99.8 percent controllable completion factor, which excludes cancellations due to weather and air traffic control.  ExpressJet had a total completion factor of 98.9 percent during the month.  In August 2005, ExpressJet’s controllable completion factor was 99.9 percent and its total completion factor was 97.9 percent.

            ExpressJet Holdings has strategic investments in the air transportation sector, including ExpressJet Airlines, Inc. and ExpressJet Services, LLC.  ExpressJet Airlines operates a fleet of Embraer regional jets as Continental Express to 152 destinations in the United States, Canada, Mexico, Central America and the Caribbean, and provides third-party training through its Training Services division.  ExpressJet Services, LLC provides third-party repair services.  The company is the sole stockholder of these subsidiaries and also invests in other entities that permit it to leverage the management experience, efficiencies and economies of scale present in its subsidiaries.  For more information, visit expressjet.com.

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EXPRESSJET REPORTS AUGUST 2006 PERFORMANCE/Page 2

PRELIMINARY TRAFFIC RESULTS

AUGUST	2006		2005		Change

Revenue Passenger Miles (000)	955,787		850,312		12.4	Percent

Available Seat Miles (000)	1,223,492		1,112,894		9.9	Percent

Passenger Load Factor	78.7	Percent	76.4	Percent	1.7	Points

Block Hours	83,941		76,953		9.1	Percent

Departures	45,178		41,293		9.4	Percent

YEAR-TO-DATE	2006		2005		Change

Revenue Passenger Miles (000)	6,977,693		5,910,425		18.1	Percent

Available Seat Miles (000)	8,877,994		7,973,618		11.3	Percent

Passenger Load Factor	78.6	Percent	74.1	Percent	4.5	Points

Block Hours	613,969		551,559		11.3	Percent

Departures	329,026		299,850		9.7	Percent

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